Exhibit 99.1
NEWS RELEASE

Media Contact(s):	Investor Contact(s):
Shannon Lapierre	Kim Johnson
860-547-5624	860-547-6781
Shannon.lapierre@thehartford.com	Kimberly.johnson@thehartford.com

Heather Lodini	JR Reilly
860-547-3301	860-547-9140
Heather.lodini@thehartford.com	jr.reilly@thehartford.com
The Hartford Announces Second Quarter Net Income Of $543 Million, Or $1.73 Per Diluted Share
Property and Casualty ongoing operations reports 90.7 combined ratio excluding catastrophes and prior year development; Life generates $11.4 billion of deposits, with record deposits in mutual funds and retirement plans
Hartford, Conn., July 28, 2008 — The Hartford Financial Services Group, Inc. (NYSE: HIG), one of the nation’s largest diversified financial services companies, today reported second quarter 2008 net income of $543 million, or $1.73 per diluted share. The Hartford’s net income in the second quarter of 2007 was $627 million, or $1.96 per diluted share. Second quarter 2008 results included net realized capital losses of $156 million after tax, compared with net realized capital losses of $148 million in the prior year. A summary of financial performance is provided in the table below.

	Quarterly Results
	(in millions except per share data)
	2Q ‘08	2Q ‘07	Change
Net income	$543	$627	(13%)
Net income per diluted share	$1.73	$1.96	(12%)
Core earnings*	$696	$764	(9%)
Core earnings per diluted share*	$2.22	$2.39	(7%)
Assets under management*	$416,269	$405,666	3%
Book value per share	$55.51	$58.72	(5%)
Book value per share (ex. AOCI)*	$64.68	$60.61	7%

*	Denotes financial measures not calculated based on generally accepted accounting principles (“non-GAAP”). More information is provided in the Discussion of Non-GAAP and Other Financial Measures section below.

2 — The Hartford Announces Second Quarter Financial Results
“We delivered good results in some very tough markets this quarter, even with higher than average catastrophes,” said The Hartford’s chairman and chief executive officer Ramani Ayer. “Our property and casualty ongoing operations reported a combined ratio of 90.7, excluding catastrophes and prior year development. On the life side, our mutual fund and retirement plans businesses posted a record $6.3 billion in deposits for the quarter.” The Hartford grew book value per share, excluding AOCI, by 7 percent over the last twelve months.
“The Hartford’s capital position remains strong. We have purchased $500 million in shares of our common stock on the open market to date and we committed to a $500 million accelerated stock repurchase program in early June. We are well positioned to weather the current markets, holding a capital margin of at least $1.5 billion above and beyond our capital requirements,” added Ayer.
REVIEW OF BUSINESS UNIT RESULTS
Life Operations
“Our life operations generated excellent returns, earning $334 million in net income in the second quarter. Wholesaling execution in retail mutual funds led to a record quarter for deposits in that business. Our May 2008 variable annuity product launch in the U.S. is being met with a positive reception, though difficult equity markets are likely to challenge growth,” added Ayer.
Assets under management were $363 billion as of June 30, 2008, up 3 percent over the last twelve months, largely driven by growth in mutual funds, retirement plans and institutional solutions, as well as assets from the retirement plans acquisitions. Life reported net income growth of 5 percent over the prior year. The second quarter of 2008 included $120 million of net realized capital losses and a $32 million tax benefit, of which $22 million related to prior periods. The second quarter of 2007 included $130 million of net realized capital losses.
INDIVIDUAL MARKETS
Retail Products Group
Total retail products group assets under management were $166 billion as of June 30, 2008, compared with $180 billion as of June 30, 2007. The decline was primarily driven by equity market depreciation. Net income for the second quarter of 2008 was $170 million and included a $16 million tax benefit, of which $10 million related to prior periods.
Variable annuity deposits for the quarter were $2.2 billion, compared to $3.5 billion in the prior year. The decline was due to a decrease in industry-wide sales resulting from the volatile equity markets, as well as the competitive product environment. Second quarter 2008 net outflows were $1.6 billion, compared with net outflows of $419 million in the prior year period. Variable annuity assets under management ended the quarter at $105 billion, compared with $122 billion as of June 30, 2007.

3 — The Hartford Announces Second Quarter Financial Results
Excellent wholesaling execution and good fund performance drove a record $4.0 billion of mutual fund deposits in the quarter, up 5 percent over the prior year. Net sales for the quarter were $1.9 billion. According to Lipper, 68 percent of The Hartford’s mutual funds ranked in the first or second quartile for fund performance during the second quarter of 2008. Total retail mutual fund assets under management were $47.2 billion as of June 30, 2008, a 3 percent increase over June 30, 2007.
Individual Life
Second quarter 2008 sales for individual life were $70 million, up 3 percent from the prior year, with growth in the independent sales channel and in universal life sales. Life insurance in-force rose 9 percent over the prior year. The company launched the new Hartford Leaders variable universal life product during the quarter. The product offers the same fund line up as Hartford’s Leaders Variable Annuity, providing clients with more investment and asset allocation options.
Net income for the second quarter of 2008 was $30 million, which reflected higher than expected mortality.
EMPLOYER MARKETS
Retirement Plans
Retirement plans assets under management at the end of the quarter were $46.9 billion, compared with $27.6 billion at June 30, 2007. Total deposits were $2.4 billion in the quarter, up 72 percent from the $1.4 billion reported in the prior year. The increase in deposits reflects the effect of the recent acquisitions, as well as organic growth of 17 percent. With the integration of the sales teams from the acquisitions completed, the company has a team of more than 100 retirement plan specialists offering a broader range of retirement solutions under The Hartford brand.
Retirement plans reported net income of $31 million for the quarter, including a $15 million tax benefit, of which $12 million related to prior periods.
Group Benefits
Group benefits fully insured sales for the second quarter were $135 million, up 13 percent from the prior year. Fully insured group disability and life sales increased 35 percent and 15 percent, respectively, from the prior year. According to LIMRA’s first quarter 2008 report on sales, The Hartford retained its number one ranking in fully insured group disability and number two ranking in group life from the full year 2007 report. Robust disability and life sales and improved persistency contributed to fully insured premiums of $1.1 billion for the quarter, up 2 percent from the prior year. Excluding the medical stop loss business, divested in the second quarter of 2007, fully insured premium grew 7 percent over the second quarter of 2007.
Net income for the second quarter of 2008 was $62 million.

4 — The Hartford Announces Second Quarter Financial Results
INTERNATIONAL MARKETS
For the second quarter of 2008, variable annuity deposits in Japan were ¥90.3 billion, or $863 million, down 57 percent on a yen basis from the second quarter of 2007 as a result of market conditions and increasing competition. Net flows for variable annuities were ¥49 billion, or $469 million, for the second quarter of 2008. During the quarter, the company launched an innovative long-term care variable annuity rider in Japan to further expand its retirement solutions product suite.
Total assets under management in Japan were ¥4.0 trillion, or $38.1 billion, as of June 30, 2008, down 3 percent over the prior year on a yen basis. International operations net income for the second quarter of 2008 was $72 million.
INSTITUTIONAL MARKETS
Institutional deposits for the quarter were $1.4 billion, compared with $2.4 billion in the prior year period. Second quarter 2008 sales were affected by a significant decline in the corporate-owned life insurance segment as a result of current market conditions. Sales to institutions typically vary quarter-to-quarter based on the interest rate and competitive environment.
Institutional assets under management were $62.3 billion as of June 30, 2008, an increase of 11 percent over June 30, 2007, driven primarily by positive net flows over the past twelve months. Institutional reported a second quarter 2008 net loss of $30 million, driven by net realized capital losses.
Property and Casualty Operations
“Property and casualty’s underwriting performance was healthy, absent the effects of the Midwest and Southeast catastrophes. The environment is competitive and we continue to exercise underwriting and pricing discipline. We are developing new products and enhancing services for agents, and have intensified our efforts to retain profitable accounts,” added Ayer.
Written premiums for The Hartford’s property and casualty operations in the quarter were $2.6 billion, down 3 percent from the prior year. Property and casualty ongoing operations net income for the second quarter of 2008 was $246 million, including the effect of $34 million of net realized capital losses. Ongoing operations net income in the second quarter of 2007 was $384 million.
Ongoing operations delivered a 95.8 percent combined ratio in the quarter compared with 91.7 percent in the prior year. Current accident year catastrophe losses were 6.6 percent of earned premiums, or $171 million, in the second quarter compared with 2.0 percent, or $52 million, in the prior year. The increase in 2008 catastrophes losses was largely attributable to tornadoes and thunderstorms in the Midwest and Southeast. In addition, the second quarter of 2008 benefited from 1.5 points, or $39 million, of reserve releases, primarily related to workers’ compensation and general liability claims for recent accident years. The second quarter of 2007 included 0.5 points, or $12 million, of reserve releases.

5 — The Hartford Announces Second Quarter Financial Results
The Hartford completed its annual, ground-up asbestos reserve evaluation in the second quarter. The review resulted in the addition of $50 million, pre-tax, to the company’s nearly $2 billion of reserves for asbestos-related claims.
Personal Lines Insurance
Personal lines written premiums for the quarter were $1.0 billion, down 1 percent from the prior year. Written premiums in the company’s AARP business increased 2 percent in the second quarter as this business delivered profitable growth in a competitive market. Agency written premiums were down 8 percent over the prior year, largely due to non-renewals in advance of the company’s plans to reduce its property exposure in Florida.
In July, J.D. Power and Associates ranked The Hartford second among 18 major car insurers in satisfying new insurance buyers with the purchase experience, according to the organization’s 2008 Insurance New Buyer Study. The Hartford continues to roll out the next generation of its highly successful Dimensions auto product, demonstrating its commitment to product innovation in this competitive marketplace.
Personal lines reported a combined ratio of 98.1 percent for the second quarter of 2008, including 9.8 points of current accident year catastrophe losses.
Small Commercial
Written premiums for small commercial were $679 million for the second quarter, down 2 percent from the prior year. Policies in force grew 4 percent in the quarter compared with the prior year driven by effective customer retention initiatives and investments in improved pricing technologies and agent service.
Small commercial delivered an 89.8 percent combined ratio for the quarter, including 5.2 points of current accident year catastrophe losses and reserve releases of 0.3 points.
Middle Market
Written premiums for middle market were $513 million for the second quarter of 2008, a decline of 4 percent over the prior year. The lower written premium was driven by price decreases, which were partially offset by increased sales of workers’ compensation policies and better customer retention. Middle market policies in force rose 4 percent over the prior year, with new business premium increasing 3 percent.
The middle market combined ratio of 99.8 percent for the second quarter included 5.8 points of current accident year catastrophe losses and reserve releases of 3.9 points. The second quarter also included 2.0 points of workers’ compensation policyholder dividends.

6 — The Hartford Announces Second Quarter Financial Results
Specialty Commercial Insurance
In specialty commercial, written premiums for the quarter were $362 million, a decrease of 11 percent from the prior year, as the company maintained its strategy of underwriting discipline in a challenging market. With the company’s business diversification efforts, approximately 60 percent of its professional liability portfolio is with private companies.
Specialty commercial reported a combined ratio of 94.7 percent for the second quarter of 2008, including 1.9 points of current accident year catastrophe losses and reserve releases of 4.2 points.
INVESTMENTS
Total net investment income for the quarter, excluding trading securities, was $1.2 billion, down 8 percent from the prior year. Net investment income generated from limited partnerships and other alternative investments for the quarter was $25 million, compared with $107 million in the prior year.
Net realized capital losses for the quarter were $156 million for the quarter, after-tax and after-DAC, including total impairments of $88 million. Net realized capital losses were $148 million in the prior year, including total impairments of $28 million.
2008 GUIDANCE
Based on the assumptions below, The Hartford currently expects 2008 core earnings per diluted share to be between $9.20 and $9.50. This range excludes any effect from the company’s planned third quarter DAC unlock and remains unchanged from the guidance range established on April 28, 2008.
In the third quarter of 2008, the company expects to complete its review of all assumptions underlying the company’s estimate of future gross profits used in the determination of certain asset and liability balances, principally life deferred acquisition costs (DAC). Primarily due to declines in market levels since the last DAC unlock, the company expects to record a charge in the third quarter. The actual DAC unlock will be dependent on market conditions on the date of the unlock, as well as the results of the 2008 assumption studies which are due to be completed in the third quarter. Additional information regarding the factors that affect the DAC unlock can be found in the company’s Form 10-Q for the second quarter of 2008.
The guidance contained within this news release is subject to unusual or unpredictable benefits or charges that might occur in the second half of 2008. Historically, the company has frequently experienced unusual or unpredictable benefits and charges that were not anticipated in previously provided guidance.
The 2008 guidance assumes the following items:

7 — The Hartford Announces Second Quarter Financial Results
•	U.S. equity markets produce an annualized return of 9 percent (including stock appreciation and dividends) from the S&P 500 level of 1,280 on June 30, 2008;

•	Net investment income from limited partnerships and other alternative investments of $60 million, pre-tax, for the period from June 30, 2008 to December 31, 2008;

•	A full year, pre-tax underwriting loss of $160 million, inclusive of the $50 million charge in the second quarter related to an increase in asbestos reserves, from other operations in property and casualty. In the last several years, underwriting losses in other operations have differed materially from the assumptions incorporated in guidance;

•	Catastrophe losses of $390 million, pre-tax, for full year 2008; and

•	Diluted weighted average shares outstanding of 308 million for full year 2008.
The company’s actual experience in 2008 will almost certainly differ from many of the assumptions described above, due to a number of factors including, but not limited to, the risk factors set forth in the company’s 2007 Form 10-K Annual Report and Form 10-Q Quarterly Reports, significant changes in estimated future earnings on investment products caused by changes in the equity markets, DAC amortization and our effective tax rate, up and down, that are difficult to anticipate or forecast, changes in loss-cost trends in the property and casualty businesses, catastrophe losses at levels different from assumptions and developments emerging as a result of changes in estimates arising from the company’s regular review of its prior-period loss reserves for all lines of insurance, including annual ground-up reviews of long-term latent casualty exposures, including environmental claims, and the recoverability of reinsurance for these claims.
CONFERENCE CALL
The Hartford will discuss its second quarter 2008 results and its outlook for 2008 in a conference call on July 29, 2008, at 10 a.m. EDT. The call, along with a slide presentation, can be simultaneously accessed through The Hartford’s Web site at ir.thehartford.com.
More detailed financial information can be found in The Hartford’s Investor Financial Supplement for the second quarter of 2008, which is available on The Hartford’s Web site, ir.thehartford.com.
About The Hartford
The Hartford, a Fortune 100 company, is one of the nation’s largest diversified financial services companies, with 2007 revenues of $25.9 billion. The Hartford is a leading provider of investment products, life insurance and group benefits; automobile and homeowners products; and business property and casualty insurance. International operations are located in Japan, the United Kingdom, Canada, Brazil and Ireland. The Hartford’s Internet address is www.thehartford.com.
HIG-F
DISCUSSION OF NON-GAAP AND OTHER FINANCIAL MEASURES

8 — The Hartford Announces Second Quarter Financial Results
The Hartford uses non-GAAP and other financial measures in this press release to assist investors in analyzing the company’s operating performance for the periods presented herein. Because The Hartford’s calculation of these measures may differ from similar measures used by other companies, investors should be careful when comparing The Hartford’s non-GAAP and other financial measures to those of other companies.
The Hartford uses the non-GAAP financial measure core earnings as an important measure of the company’s operating performance. The Hartford believes that the measure core earnings provides investors with a valuable measure of the performance of the company’s ongoing businesses because it reveals trends in the company’s insurance and financial services businesses that may be obscured by the net effect of certain realized capital gains and losses. Some realized capital gains and losses are primarily driven by investment decisions and external economic developments, the nature and timing of which are unrelated to the insurance and underwriting aspects of the company’s business. Accordingly, core earnings excludes the effect of all realized gains and losses (net of tax and the effects of deferred policy acquisition costs) that tend to be highly variable from period to period based on capital market conditions. The Hartford believes, however, that some realized capital gains and losses are integrally related to the company’s insurance operations, so core earnings includes net realized gains and losses such as net periodic settlements on credit derivatives and net periodic settlements on the Japan fixed annuity cross-currency swap. These net realized gains and losses are directly related to an offsetting item included in the income statement such as net investment income. Core earnings is also used by management to assess the company’s operating performance and is one of the measures considered in determining incentive compensation for the company’s managers. Net income is the most directly comparable GAAP measure. Core earnings should not be considered as a substitute for net income and does not reflect the overall profitability of the company’s business. Therefore, The Hartford believes that it is useful for investors to evaluate both net income and core earnings when reviewing the company’s performance. A reconciliation of net income to core earnings for the three months ended June 30, 2007 and 2008 is set forth in the results by segment table. The 2008 earnings guidance presented in this release is based in part on core earnings. A quantitative reconciliation of The Hartford’s net income to core earnings is not calculable on a forward-looking basis because it is not possible to provide a reliable forecast of realized capital gains and losses, which typically vary substantially from period to period.
Core earnings per share is calculated based on the non-GAAP financial measure core earnings. The Hartford believes that the measure core earnings per share provides investors with a valuable measure of the company’s operating performance for many of the same reasons applicable to its underlying measure, core earnings. Net income per share is the most directly comparable GAAP measure. Core earnings per share should not be considered as a substitute for net income per share and does not reflect the overall profitability of the company’s business. Therefore, The Hartford believes that it is useful for investors to evaluate both net income per share and core earnings per share when reviewing the company’s performance. A reconciliation of net income per share to core earnings per share for the three months ended June 30, 2007 and 2008 is set forth on page C-8 of The Hartford’s Investor Financial Supplement for the second quarter of 2008.
Written premium is a statutory accounting financial measure used by The Hartford as an important indicator of the operating performance of the company’s property and casualty operations. Because written premium represents the amount of premium charged for policies

9 — The Hartford Announces Second Quarter Financial Results
issued, net of reinsurance, during a fiscal period, The Hartford believes it is useful to investors because it reflects current trends in The Hartford’s sale of property and casualty insurance products. Earned premium, the most directly comparable GAAP measure, represents all premiums that are recognized as revenues during a fiscal period. The difference between written premium and earned premium is attributable to the change in unearned premium reserves. A reconciliation of written premium to earned premium for the three months ended June 30, 2007 and 2008 is set forth on page PC-2 of The Hartford’s Investor Financial Supplement for the second quarter of 2008.
Book value per share excluding accumulated other comprehensive income (“AOCI”) is calculated based upon a non-GAAP financial measure. It is calculated by dividing (a) stockholders’ equity excluding AOCI, net of tax, by (b) common shares outstanding. The Hartford provides book value per share excluding AOCI to enable investors to analyze the amount of the company’s net worth that is primarily attributable to the company’s business operations. The Hartford believes book value per share excluding AOCI is useful to investors because it eliminates the effect of items that can fluctuate significantly from period to period, primarily based on changes in interest rates. Book value per share is the most directly comparable GAAP measure. A reconciliation of book value per share to book value per share excluding AOCI as of June 30, 2007 and 2008 is set forth in the results by segment table.
Assets under management is an internal performance measure used by The Hartford because a significant portion of the company’s revenues are based upon asset values. These revenues increase or decrease with a rise or fall, correspondingly, in the level of assets under management. Assets under management is the sum of The Hartford’s total assets, mutual fund assets, and third-party assets managed by Hartford Investment Management Company.
The Hartford’s management evaluates profitability of the Personal Lines, Small Commercial, Middle Market and Specialty Commercial underwriting segments primarily on the basis of underwriting results. Underwriting results is a before-tax measure that represents earned premiums less incurred losses, loss adjustment expenses and underwriting expenses. Net income is the most directly comparable GAAP measure. Underwriting results are influenced significantly by earned premium growth and the adequacy of The Hartford’s pricing. Underwriting profitability over time is also greatly influenced by The Hartford’s underwriting discipline, which seeks to manage exposure to loss through favorable risk selection and diversification, its management of claims, its use of reinsurance and its ability to manage its expense ratio, which it accomplishes through economies of scale and its management of acquisition costs and other underwriting expenses. The Hartford believes that underwriting results provides investors with a valuable measure of before-tax profitability derived from underwriting activities, which are managed separately from the company’s investing activities. Underwriting results are presented for Ongoing Operations, Other Operations and total Property and Casualty in The Hartford’s Investor Financial Supplement. A reconciliation of underwriting results to net income for total Property and Casualty, Ongoing Operations and Other Operations is set forth on pages PC-2, PC-3 and PC-13 of The Hartford’s Investor Financial Supplement for the second quarter of 2008.
A catastrophe is a severe loss, resulting from natural or man-made events, including fire, earthquake, windstorm, explosion, terrorist attack and similar events. Each catastrophe has unique characteristics. Catastrophes are not predictable as to timing or loss amount in advance,

10 — The Hartford Announces Second Quarter Financial Results
and therefore their effects are not included in earnings or losses and loss adjustment expense reserves prior to occurrence. The Hartford believes that a discussion of the effect of catastrophes is meaningful for investors to understand the variability of periodic earnings.
Some of the statements in this release should be considered forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. These include statements about The Hartford’s future results of operations. The Hartford cautions investors that these forward-looking statements are not guarantees of future performance, and actual results may differ materially. Investors should consider the important risks and uncertainties that may cause actual results to differ.
These important risks and uncertainties include, without limitation, the difficulty in predicting the company’s potential exposure for asbestos and environmental claims; the possible occurrence of terrorist attacks; the response of reinsurance companies under reinsurance contracts and the availability, pricing and adequacy of reinsurance to protect the company against losses; changes in financial and capital markets, including changes in interest rates, credit spreads, equity prices and foreign exchange rates; the inability to effectively mitigate the impact of equity market volatility on the company’s financial position and results of operations arising from obligations under annuity product guarantees; the possibility of unfavorable loss development; the incidence and severity of catastrophes, both natural and man-made; stronger than anticipated competitive activity; unfavorable judicial or legislative developments; the potential effect of domestic and foreign regulatory developments, including those which could increase the company’s business costs and required capital levels; the possibility of general economic and business conditions that are less favorable than anticipated; the company’s ability to distribute its products through distribution channels, both current and future; the uncertain effects of emerging claim and coverage issues; a downgrade in the company’s financial strength or credit ratings; the ability of the company’s subsidiaries to pay dividends to the company; the company’s ability to adequately price its property and casualty policies; the ability to recover the company’s systems and information in the event of a disaster or other unanticipated event; potential for difficulties arising from outsourcing relationships; potential changes in Federal or State tax laws, including changes impacting the availability of the separate account dividends received deduction; losses due to defaults by others; the company’s ability to protect its intellectual property and defend against claims of infringement; and other risks and uncertainties discussed in The Hartford’s Quarterly Reports on Form 10-Q, the 2007 Annual Report on Form 10-K and other filings The Hartford makes with the Securities and Exchange Commission. The Hartford assumes no obligation to update this release, which speaks as of the date issued.
— financial tables to follow —

11 — The Hartford Announces Second Quarter Financial Results
THE HARTFORD FINANCIAL SERVICES GROUP, INC.
RESULTS BY SEGMENT (in millions except per share data)

	Three Months Ended			Six Months Ended
	June 30,			June 30,
	2008	2007	Change	2008	2007	Change
LIFE
Retail Products Group [1]	170	122	39%	93	322	(71%)
Individual Life	30	44	(32%)	50	96	(48%)

Total Individual Markets Group	200	166	20%	143	418	(66%)
Retirement Plans	31	28	11%	26	50	(48%)
Group Benefits	62	83	(25%)	108	152	(29%)

Total Employer Markets Group	93	111	(16%)	134	202	(34%)
International [1]	72	41	76%	80	95	(16%)
Institutional Solutions Group	(30)	19	NM	(150)	52	NM
Other	(1)	(19)	95%	(28)	(11)	(155%)

Total Life net income	334	318	5%	179	756	(76%)
Less: Net realized capital losses, after-tax and DAC [2]	(116)	(117)	1%	(664)	(97)	NM

Total Life core earnings	450	435	3%	843	853	(1%)

PROPERTY & CASUALTY
Ongoing Operations
Ongoing Operations underwriting results
Personal Lines	18	84	(79%)	123	214	(43%)
Small Commercial	69	101	(32%)	188	185	2%
Middle Market	1	34	(97%)	52	67	(22%)
Specialty Commercial	20	(2)	NM	63	44	43%

Total Ongoing Operations underwriting results	108	217	(50%)	426	510	(16%)
Net servicing income	8	14	(43%)	7	25	(72%)
Net investment income	334	385	(13%)	644	736	(13%)
Net realized capital losses	(53)	(18)	(194%)	(187)	(1)	NM
Other expenses	(65)	(56)	16%	(122)	(116)	5%
Income tax expense	(86)	(158)	(46%)	(210)	(341)	(38%)

Ongoing Operations net income	246	384	(36%)	558	813	(31%)

Other Operations
Other Operations net income (loss)	3	(40)	NM	17	(8)	NM

Total Property & Casualty net income	249	344	(28%)	575	805	(29%)
Less: Net realized capital losses, after-tax and DAC [2]	(34)	(18)	(89%)	(134)	(5)	NM

Total Property & Casualty core earnings	283	362	(22%)	709	810	(12%)

CORPORATE
Total Corporate net loss	(40)	(35)	(14%)	(66)	(58)	(14%)

CONSOLIDATED

Net income	543	627	(13%)	688	1,503	(54%)
Less: Net realized capital losses, after-tax and DAC [2]	(153)	(137)	(12%)	(800)	(104)	NM

Core earnings	$696	$764	(9%)	$1,488	$1,607	(7%)

PER SHARE DATA
Diluted earnings per share
Net income	$1.73	$1.96	(12%)	$2.19	$4.68	(53%)
Core earnings	$2.22	$2.39	(7%)	$4.73	$5.00	(5%)
Book value per share
Book value per share (including AOCI)	$55.51	$58.72	(5%)
Per share impact of AOCI	$(9.17)	$(1.89)	NM
Book value per share (excluding AOCI)	$64.68	$60.61	7%

[1]	For the six months ended June 30, 2008, the transition impact related to the SFAS 157 adoption was a reduction in net income of $209 and $11 for Retail and International, respectively.

[2]	Includes those net realized capital gains and losses not included in core earnings. See discussion of non-GAAP and other financial measures section of this release.
The Hartford defines increases or decreases greater than or equal to 200%, or changes from a net gain to a net loss position, or vice versa, as “NM” or not meaningful.

12 — The Hartford Announces Second Quarter Financial Results
The Hartford
Third Quarter and Full Year 2008 Guidance
Full Year 2008 Core Earnings Per Diluted Share of $9.20 — $9.50

	2008 Written Premium	2008
Property and Casualty	Compared to 2007	Combined Ratio*
Ongoing Operations	(3%) - Flat	89.0% - 92.0%

Personal Lines	(2%) - 1%	88.0% - 91.0%
Auto	(2%) - 1%
Homeowners	(2%) - 1%

Small Commercial	(2%) - 1%	83.0% - 86.0%

Middle Market	(5%) - (2%)	93.5% - 96.5%

Specialty Commercial	(8%) - (5%)	96.0% - 99.0%

*	Excludes catastrophes and prior year development

Life	Deposits	Net Flows	Core Earnings ROA
U.S. Individual Annuity			Individual Annuity
Full Year 2008 – Variable Annuity	$9.25 - $10.25 Billion	($6.0) - ($5.0) Billion	60 - 62 bps
3Q08 – Variable Annuity	$2.0 - $2.5 Billion	($1.8) - ($1.3) Billion
Full Year 2008 – Fixed Annuity	$0.75 - $1.25 Billion	($250) - $250 Million

Japan Annuity			Japan Operations
Full Year 2008 – Variable Annuity	¥325 - ¥425 Billion	¥165 - ¥275 Billion	66 - 72 bps
at ¥106/$1 exchange	$3.1 - $4.0 Billion	$1.5 - $2.4 Billion
3Q08 Variable Annuity	¥70 - ¥110 Billion	¥30 - ¥70 Billion
at ¥106/$1 exchange	$0.7 - $1.0 Billion	$300 - $600 Million

Retail Mutual Funds			Other Retail
Full Year 2008	$14.5 - $15.5 Billion	$4.7 - $5.7 Billion	11 - 13 bps
3Q08	$3.1 - $3.6 Billion	$0.7 - $1.2 Billion

Retirement Plans
Full Year 2008	$8.5 - $9.5 Billion	$1.6 - $2.4 Billion	21 - 23 bps
3Q08	$2.0 - $2.4 Billion	$200 - $600 Million

Institutional Solutions Group
Full Year 2008	$7.0 - $8.5 Billion	$1.8 - $2.5 Billion	17 - 19 bps

Group Benefits (Full Year 2008)
Fully Insured Premiums*	$4.25 - $4.35 Billion
Loss Ratio**	71% - 74%
Expense Ratio**	27% - 29%
After-tax Margin***	7.0% - 7.3%

* Guidance for fully insured premiums excludes buyout premiums and premium equivalents.

** Guidance for loss ratio and expense ratio excludes buyout premiums.

*** Guidance for after-tax margin is core earnings divided by total core revenue, excluding buyout premiums.

Individual Life (Full Year 2008)
Inforce Growth	8% - 9%
After-tax Margin*	14% - 15%

* Guidance for after-tax margin is core earnings divided by total core revenue.